UNITED-GUARDIAN REPORTS
                                SIX MONTH RESULTS

Hauppauge, NY, August 9, 2006 - United-Guardian, Inc. (AMEX:UG) reported today that its second quarter revenue was up 10.5% from $2,767,455 in the second quarter of FY-2005 to $3,057,015 this year, and its net income up 6.4% from $611,068 ($.12 per share) in FY-2005 to $650,396 ($.13 per share) this year. For the six month period ended June 30th revenue was down 10.9% and net income down 13.3% compared to the same period last year.

Ken Globus, President of United-Guardian, stated "Strong sales in our second quarter have enabled us to make up for some of the shortfall from the first quarter, and based on a very busy start to the third quarter we are hopeful that this trend will continue. Last year's first quarter was unusually strong due to customers bringing in larger than normal quantities to avoid a price increase that went into effect in March of 2005. That situation that did not recur this year, resulting in lower first quarter sales but stronger second quarter sales. With our new "Lubrasil II" product being introduced worldwide this month, and our arrangement with a well-known marketing consultant to begin in September, we are confident that our sales will continue to increase." United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

                                                   Contact:   Robert S. Rubinger
                                                              Public Relations
                                                              (631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company's expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the "safe harbor" provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company's business please refer to the company's reports and filings with the Securities and Exchange Commission.

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              RESULTS FOR THE SIX AND THREE MONTHS ENDED
                    JUNE 30, 2006 and JUNE 30, 2005


                            6 Months Ended          3 Months Ended
                               June 30,                June 30,
                           2006        2005        2006       2005
                        ---------   ---------   ---------   ---------
Revenue                $5,921,812  $6,647,572  $3,057,015  $2,767,455
Costs and expenses      4,168,257   4,366,899   2,174,522   1,929,439
                        ---------   ---------   ---------   ---------
  Income from
   operations           1,753,555   2,280,673     882,493     838,016

Other income:             194,526      47,012     114,103      94,952
                          -------      ------     -------      ------
  Income before income
   taxes                1,948,081   2,327,685     996,596     932,968

Provision for income
 taxes                    675,700     860,900     346,200     321,900
                          -------     -------     -------     -------
Net income             $1,272,381  $1,466,785  $  650,396  $  611,068
                        =========   =========   =========   =========
Earnings per share
 (Basic and Diluted)   $      .26  $      .30  $      .13  $      .12
                             ====        ====        ====        ====


     Additional financial information can be found at the company's web site at www.u-g.com.